EXHIBIT 4.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE.  THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

ICORECONNECT INC.

CONVERTIBLE PROMISSORY NOTE

Issuance Date: [ ]	Original Principal Amount: $[ ]
Note No. ICCT-[ ]

FOR VALUE RECEIVED, iCoreConnect Inc. a Delaware corporation (the "Company"), hereby promises to pay to the order of [], a [ ] or registered assigns (the "Holder") the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).

The Original Principal Amount, defined as $[ ] plus accrued and unpaid interest and any other fees, represents the amount due and owing pursuant to the exchange agreement entered into by the Company and Holder on July [__], 2024 (the “Exchange Agreement”). By acceptance of this Note, the Holder acknowledges the Note satisfies the Company’s obligations to Holder pursuant to the Exchange Agreement. For purposes hereof, the term “Outstanding Balance” means the Original Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for conversion, breach hereof or otherwise, plus any accrued but unpaid interest, collection and enforcements costs, and any other fees, penalties, damages or charges incurred under this Note. Terms not otherwise defined herein shall have the definition set forth in the Exchange Agreement.

(1) GENERAL TERMS

(a) Payment of Principal. The "Maturity Date" shall be July [ ], 2027, as may be extended at the option of the Holder in the event that, and for so long as, an Event of Default (as defined below) shall not have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall not have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default.

(b) Interest. An interest charge of twelve percent (12%) per annum (“Interest Rate”) shall accrue on any outstanding balance owing hereunder. Interest hereunder shall be paid on the Maturity Date (or sooner as provided herein) to the Holder or its assignee in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes in cash, to the extent not converted in Common Stock as set forth herein.

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(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) The Company's failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note (including, without limitation, the Company's failure to pay any redemption payments or amounts hereunder);

(ii) A Conversion Failure as defined in section (3)(b)(ii);

(iii) The Company or any material subsidiary of the Company shall commence, or there shall be commenced against the Company or any material subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any material subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any material subsidiary of the Company or there is commenced against the Company or any material subsidiary of the Company any such bankruptcy, insolvency or other proceeding which, with respect to all of the actions set forth above, remains undismissed for a period of 61 days; or the Company or any material subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any material subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or

(iv) The Company shall fail to maintain the registration of its Common Stock under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Upon the occurrence of any Event of Default that has not been cured within thirty calendar days from the date of the Event of Default (a “Cure Failure”) the interest rate shall automatically increase to 18% (“Default Interest Rate”). The Default Effect shall automatically apply upon the occurrence of an Event of Default without the need for any party to give any notice or take any other action. In addition, all amounts due and payable under the Note shall, at the election of the holder, accelerate and become immediately due and payable upon notice from the Holder to the Company.

(3) CONVERSION OF NOTE. This Note shall be convertible into shares of the Company's Common Stock, on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section (3)(c), at any time after receipt of approval by the Company’s shareholders of the issuance of all of the Common Stock issuable hereunder in compliance with the rules and regulations of the Nasdaq Capital Market (such date of approval, the “Stockholder Approval Date”), the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section (3)(b), at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section (3)(a) shall be equal to the quotient of dividing the Conversion Amount by the Conversion Price. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of the Company’s Common Stock to the Holder arising out of or relating to the conversion of this Note.

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(i) "Conversion Amount" means the portion of the Original Principal Amount and Interest to be converted, plus any penalties, redeemed or otherwise with respect to which this determination is being made.

(ii) "Conversion Price" shall equal $[ ]. The Conversion Price shall be subject to adjustment upon the occurrence of a stock split, stock dividend or similar event; provided that the payment of any required dividend to the holders of the Company’s Series A Preferred Stock shall not cause any such adjustments.

(b) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date on which such conversion is permitted (a "Conversion Date"), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York, NY Time, on such date, a copy of an executed notice of conversion (the "Conversion Notice") to the Company. On or before the third Business Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall (A) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 of the Securities Act of 1933 (“Rule 144”) and provided that the Transfer Agent is participating in the Depository Trust Company's ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, (B) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 and if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a book-entry confirmation, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which shall not designate any restrictive legends unless required pursuant the Rule 144; and (C) in all other cases, issue and deliver to the address as specified in the Conversion Notice, a book-entry confirmation, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which shall designate the restrictive legends required pursuant the Rule 144. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall, upon request of the Holder, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

(ii) Company's Failure to Timely Convert. If within five (5) Trading Days after the Company's receipt of the email copy of a Conversion Notice, the Company shall fail to issue and deliver to Holder the number of shares of Common Stock to which the Holder is entitled upon such holder's conversion of any Conversion Amount in accordance with Section (3)(b)(i) above (a "Conversion Failure"), the Original Principal Amount of the Note shall increase by $100 per day until the Company issues and delivers the number of shares of Common Stock to which the Holder is entitled upon such holder's conversion of any Conversion Amount in accordance with Section (3)(b)(i) above (under Holder’s and Company’s expectation that such $100 per day payment will tack back to the Issuance Date). The Company will not be subject to any penalties once its transfer agent delivers the shares in accordance with Section (3)(b)(i) above. If the Company fails to deliver shares in accordance with the timeframe stated in this Section, resulting in a Conversion Failure, the Holder, within five (5) Trading Days of receipt of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Outstanding Balance with the rescinded conversion shares returned to the Company (under Holder’s and Company’s expectations that any returned conversion amounts will tack back to the original date of the Note).

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(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Forced Conversion. Commencing after the Stockholder Approval Date, if (A) the Common Stock underlying the Note is eligible to be resold without limitation pursuant to a registration statement or pursuant to Rule 144 of the Securities Act, and (B) the closing price of the Common Stock equals or exceeds $1.04 per share (subject to adjustment upon the occurrence of a stock split, stock dividend or similar event) on five consecutive Trading Days and the average share volume on such Trading Days is equal to or greater than 75,000 shares (subject to upon the occurrence of a stock split, stock dividend or similar event), then without further action from the Holder, on such Trading Day 100% of the Outstanding Principal Amount of this Note and all accrued and unpaid interest shall automatically be converted into Common Stock at the Conversion Price. Notwithstanding anything to the contrary, this Note shall not be convertible into Common Stock pursuant to this section to the extent (but only to the extent) that the Holder, together with any affiliate thereof, would beneficially own in excess of the limits set forth in Section (3)(c)(c)(i) below. To the extent the forced conversion provisions in this section would be limited by Section (3)(c)(c)(i) below, the portion of this Note not converted shall be converted into Common Stock at a later date or dates, provided that at such later date or dates the limitation in Section (3)(c)(c)(i) below would no longer apply to the Holder. During any such period of time, but prior to the time Holder would be permitted to receive Common Stock pursuant to the conversion provisions of this Note: (i) the Maturity Date of the Note shall be automatically extended until such date as the Note is fully converted; (ii) the Note shall cease to accrue interest as set forth herein; and (iii) the Company shall no longer be required to comply with any covenants set forth in this Note.

(c) Limitations on Conversions or Trading.

(i) Beneficial Ownership. The Company shall not effect any conversions of this Note and the Holder shall not have the right to convert any portion of this Note or receive shares of Common Stock as payment of interest hereunder to the extent that after giving effect to such conversion or receipt of such interest payment, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Note is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a principal amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall upon discovery of such fact promptly notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with Section (3)(a) and, any principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note.

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(ii) Capitalization. So long as this as this Note is outstanding, upon written request of the Holder, the Company shall furnish to the Holder the then-current number of shares of Common Stock issued and outstanding, the then-current number of shares of Common Stock authorized, and the then-current number of shares of Common Stock reserved for third parties.

(d) Other Provisions.

(i) Prepayment. The Company shall be able to prepay this Note at any time by sending notice to Lender (“Prepayment Notice”), provided however that if a Conversion Notice has been submitted by the Lender, the Borrower shall not be able to prepay the amount in the Conversion Notice.

(ii) Reserved.

(iii) All calculations under this Section 3 shall be rounded up to the nearest $0.01 or whole share.

(iv) Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section (2) herein for the Company's failure to deliver shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(4) Reserved.

(5) REISSUANCE OF THIS NOTE.

(a) Assignability. The Company may not assign this Note. This Note will be binding upon the Company and its successors and will inure to the benefit of the Holder and its successors and assigns and may be assigned by the Holder to anyone of its choosing without Company’s approval.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal.

(6) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email; or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be those set forth in the communications and documents that each party has provided the other immediately preceding the issuance of this Note or at such other address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, or (ii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by email or receipt from a nationally recognized overnight delivery service in accordance with clause (i) or (ii) above, respectively.

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The addresses for such communications shall be:

If to the Company, to:

Robert McDermott, CEO

529 E Crown Point Road, Suite 250

Ocoee, FL 34761

Email: [  ]

If to the Holder:

Email:

(7) APPLICABLE LAW AND VENUE. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflicts of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in the city and county of Orlando, in the State of Florida. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

(8) WAIVER. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

(9) LIQUIDATED DAMAGES. Holder and Company agree that in the event Company fails to comply with any of the terms or provisions of this Note, Holder's damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties' inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Holder and Company agree that any fees, balance adjustments, default interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
iCoreConnect Inc.

By:
Name:	Robert McDermott
Title:	Chief Executive Officer

HOLDER:

[ ]

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Convertible Note No. ICCT-[__]]

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